EXHIBIT 99.1

Diedrich Coffee Completes Sale of Gloria Jean’s Coffees Domestic Franchise Operations

IRVINE, CA, June 15, 2009 – Diedrich Coffee, Inc. (Nasdaq: DDRX), a leading roaster and wholesaler of the world’s finest coffees, has completed the sale of its Gloria Jean’s Coffees domestic franchise operations to Praise International North America, Inc. for approximately $3.1 million.

The sale of the Gloria Jean’s Coffees domestic franchise operations to Praise International North America includes a total of 102 franchised and company-operated Gloria Jean’s Coffees locations across 24 states. As part of the sale agreement, Diedrich Coffee retains the rights to use the Gloria Jean’s Coffee brand name in perpetuity for various wholesale business channels and its Keurig K-Cup® product line. The parties also signed an exclusive five-year agreement for Diedrich Coffee to provide roasting services to the Gloria Jean’s Coffees domestic franchise operations acquired by Praise International North America in the transaction.

“The sale supports our strategy to capitalize on the growth of the wholesale specialty coffee market with our strength as a premier roaster and distributor of the world’s finest coffees,” said J. Russell Phillips, president and CEO of Diedrich Coffee. “With the increasing demand for specialty coffees in homes, restaurants and offices, we are realizing strong growth in our wholesale business, especially in the sale of K-Cups© through office coffee distributors, specialty stores and online retailers.”

Praise International North America is an affiliate of Gloria Jean’s Coffees International, which holds the rights to the Gloria Jean’s Coffees brand outside of the United States and Puerto Rico, and operates more than 1,000 coffee houses worldwide.

About Diedrich Coffee

Headquartered in Irvine, California, Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The company markets its three leading brands of specialty coffees, Diedrich Coffee, Gloria Jean’s Coffees and Coffee People, through office coffee service distributors, restaurants and specialty retailers, and via the company’s Web stores. Diedrich Coffee is one of only four roasters under license to produce K-Cups for Keurig Incorporated’s #1 selling single-cup brewing system. For more information about Diedrich Coffee, call 800-354-5282 or go to www.diedrich.com, www.coffeepeople.com or www.coffeeteastore.com.

Forward-Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the financial and operating performance of Diedrich Coffee’s wholesale operations, the company’s ability to maintain profitability over time, the successful execution of the company’s growth strategies, franchisee’s adherence to the company’s practices, policies and procedures, the impact of competition, the availability of working capital, and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the company’s annual report on Form 10-K for the fiscal year ended June 25, 2008 and other reports filed with the Securities and Exchange Commission. Except where required by law, the company does not undertake an obligation to revise or update any forward-looking statements, whether as a result of new information, future events or changed circumstances.

Trademarks are the property of their respective owners.

Diedrich Coffee Investor Relations:

Scott Liolios or Cody Slach

Liolios Group, Inc.

Tel 949-574-3860

info@liolios.com